Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
GEOVAX LABS, INC.
GeoVax Labs, Inc. (the “Corporation”), does hereby certify that the Corporation’s Certificate of Incorporation originally filed with the Delaware Secretary of State on June 17, 2008, as amended by that certain Certificate of Merger filed June 18, 2008, as further amended by that certain Certificate of Amendment to the Certificate of Incorporation of the Corporation filed April 13, 2010, is hereby further amended pursuant to Section 242 of the General Corporation Law of the State of Delaware.
The Corporation does also hereby certify that this Certificate of Amendment was duly adopted by the Corporation’s Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 222, and 242 of the General Corporation Law of the State of Delaware.
The Certificate of Incorporation of the Corporation is amended as follows:
The first paragraph of Article IV of the Certificate of Incorporation shall be deleted in its entirety and replaced with the following:
“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 50,000,000 shares, which are divided into two classes consisting of: (a) 40,000,000 shares of Common Stock, par value $0.001 per share, and (b) 10,000,000 shares of Preferred Stock, par value $0.01 per share.
Upon the effectiveness of the Certificate of Amendment of the Certificate of Incorporation (the “Effective Time”), each fifty (50) shares of the Corporation’s common stock, par value $0.001 per share (“Old Common Stock”), issued and outstanding immediately prior to the Effective Time will automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of common stock, par value $0.001 per share (the “New Common Stock”) (and such combination and conversion, the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the Reverse Stock Split and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu thereof, the Corporation shall make a cash payment equal to the Market Value (as subsequently defined herein) of such fractional share of Common Stock to holders thereof who would otherwise be entitled to receive fractional shares, except for the provisions hereof, upon surrender of certificates representing those shares to the Corporation’s transfer agent. The ownership of such fractional interests shall not entitle the holder thereof to any voting, dividend or other right, except the right to receive payment therefor as described above. For the purposes hereof, “Market Value” of shares of Common Stock shall mean an amount per share equal to the closing price of the Common Stock on the business day immediately preceding the Effective Time as reported by the OTC Bulletin Board. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the

Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional share interests of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional share interests of New Common Stock to which such holder may be entitled as set forth above.”
The remainder of the Certificate of Incorporation shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on April 27, 2010.

GEOVAX LABS, INC.
/s/ Robert T. McNally
ROBERT T. MCNALLY
Chief Executive Officer/President
ATTEST:

/s/ Mark W. Reynolds
MARK W. REYNOLDS
Chief Financial Officer/Corporate Secretary

1